                                 AMENDMENT NO. 1
                                       TO
                                RIGHTS AGREEMENT


     This AMENDMENT NO. 1 TO RIGHTS AGREEMENT (the "Amendment") is entered into as of May 25, 1998 by and between Hyperion Software Corporation, a Delaware corporation (the "Company"), and American Stock Transfer & Trust Company (the "Rights Agent"). Capitalized terms not otherwise defined herein shall have the meanings given them in the Rights Agreement by and between the parties hereto.


                                    RECITALS


     WHEREAS, the Board of Directors of the Company has determined that it is in the Company's best interests to amend the Rights Agreement as set forth herein prior to and in connection with the execution of that certain Agreement and Plan of Merger dated as of May 25, 1998, as the same may be amended from time to time (the "Merger Agreement"), by and among the Company, Arbor Software Corporation, a Delaware corporation ("Arbor"), and HSC Merger Corporation, a Delaware corporation and a wholly-owned subsidiary of Arbor ("Merger Sub") (pursuant to which Merger Agreement, among other things, Merger Sub shall merge with and into the Company and the Company shall become a subsidiary of Arbor (the Merger")).

     WHEREAS, the Company has requested that the Rights Agreement be amended in accordance with Section 27 of the Rights Agreement, as set forth herein, and the Rights Agent is willing to amend the Rights Agreement as set forth herein.


                                    AGREEMENT


     NOW, THEREFORE, the parties, intending to be legally bound, hereby agree as follows:

1. Section 7(a) of the Rights Agreement is hereby amended to read in its entirety as follows:

     "(a) Subject to Section 7(e) hereof, the registered holder of any Rights Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein, including, without limitation, the restrictions on exercisability set forth in Section 9(c), Section 11(a)(iii) and Section 23(a) hereof) in whole or in part at any time after the Distribution Date upon surrender of the Rights Certificate, with the form of election to purchase set forth on the reverse side thereof and the certificate contained therein completed and duly executed, to the Rights Agent at the office of the Rights Agent designated for such purpose, together with payment of the aggregate Purchase Price with respect to the total number of one one-hundredths of a share of Preferred Stock (or other securities, cash or other assets, as the case may be) as to which such surrendered Rights are then exercisable, at or prior to the earlier of (i) the Final Expiration Date, (ii) the time at which the Rights are redeemed as provided in Section 23 hereof, (iii) the time at which the Rights expire pursuant to Section 13(d) hereof, (iv) the time at which such Rights are exchanged as provided in Section 24 hereof, or (v) immediately prior to the consummation of the merger of the Company into the Merger Sub (as defined below) pursuant to the terms and conditions of the Agreement and Plan of Merger dated as of May 25, 1998, as the same may be amended from time to time (the "Merger Agreement"), by and among the Company, Arbor Software Corporation, a Delaware corporation ("Arbor"), and HSC Merger Corporation, a Delaware corporation and a wholly-owned subsidiary of Arbor ("Merger Sub"), pursuant to which Merger Agreement, among other things, Merger Sub shall merge with and into the Company and the Company shall become a subsidiary of Arbor (the "Merger"), (the earlier of (i), (ii), (iii), (iv) and (v) being herein referred to as the "Expiration Date")."

2.   Section 35 of the Rights Agreement is hereby added as follows:

          "Section 35. ARBOR TRANSACTION. Notwithstanding any provision of this Rights Agreement to the contrary, no Distribution Date, Stock Acquisition Date or Triggering Event shall be deemed to have occurred, neither Arbor nor any Affiliate or Associate of Arbor shall be deemed to have become an Acquiring Person and no holder of Rights shall be entitled to exercise such Rights under or be entitled to any rights pursuant to Section 7(a), 11(a) or 13(a) of this Rights Agreement by reason of (x) the approval, execution, delivery or effectiveness of the Merger Agreement or (y) the consummation of the transactions contemplated under the Merger Agreement in accordance with the terms thereof (including, without limitation, the consummation of the Merger)."

3. Except as amended hereby, the Rights Agreement shall remain unchanged and shall remain in full force and effect.

4. This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

     IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective duly authorized representatives as of the date first above written.

                                        HYPERION SOFTWARE CORPORATION

                                        By: /s/ James A. Perakis
                                            ------------------------------------
                                            Name: James A. Perakis
                                            Title: Chairman and CEO


                                        AMERICAN STOCK TRANSFER & TRUST
                                        COMPANY

                                        By: /s/ Herbert J. Lemmer
                                            ------------------------------------
                                            Name: Herbert J. Lemmer
                                            Title: Vice President